OMRIX Biopharmaceuticals to Webcast Analyst & Investor Day on Thursday, March 27, 2008

New York, NY, March 20, 2007 — OMRIX Biopharmaceuticals, Inc. (“OMRIX” or the “Company”)
(NASDAQ: OMRI), a fully-integrated biopharmaceutical company that develops and markets biosurgical and immunotherapy products, today announced that it will webcast its Analyst and Investor Day, which will be held on Thursday, March 27, 2008 at the NASDAQ MarketSite in New York City. The opening presentation will begin promptly at 8:00 am ET and the event will conclude at 12:30 pm ET.

Robert Taub, Chief Executive Officer and Nissim Mashiach, President and Chief Operating Officer will host the event, which will feature presentations from a distinguished panel of guest speakers, including:

Grant V. Bochicchio MD, MPH, FACS
Associate Professor of Surgery, University of Maryland School of Medicine
Director of Clinical and Outcomes Research, R Adams Cowley Shock Trauma Center
Deputy Chief of Surgery and Chief of Surgical Critical Care BVAMC

David Dove, MD
President & CEO
Aeris Therapeutics, Inc.

Robert Friedman
Managing Director
Easton Associates

David Wiseman, Ph.D., M.R.Pharm.S.
Synechion, Inc.

Event Registration:

Pre-registration is required. Analysts and investors may register by contacting:

Francesca DeMartino
Omrix Biopharmaceuticals, Inc.
(212) 887-6510
francesca.demartino@omrix.com
or
John Woolford
Westwicke Partners
(410) 321-9653
john.woolford@westwickepartners.com

Webcast

A live webcast of the presentations will be available via the Investor Relations’ section of the Company’s website at www.omrix.com. Participants are urged to log on to the web site 15 minutes prior to the scheduled start time to download and install any necessary audio software. A replay of the webcast will become available approximately 90 minutes after the conclusion of the live presentation and will be accessible for 90 days.

About Omrix Biopharmaceuticals, Inc.

Omrix is a fully integrated biopharmaceutical company that develops, manufactures and markets protein-based biosurgery and passive immunotherapy products. Omrix’s biosurgery product line includes products and product candidates that are used for the control of bleeding, or hemostasis, and other surgical applications. The Company’s passive immunotherapy product line includes antibody-rich products and product candidates for the treatment of immune deficiencies, infectious diseases and potential biodefense applications. For more information, please visit www.omrix.com.

Safe Harbor Statement

This news release contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the Company’s filings with the Securities and Exchange Commission (SEC), including sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K as filed with the SEC on March 13, 2007, and the Company’s most recent quarterly reports on Form 10-Q and its current reports on Form 8-K. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this news release.

Contact:

Francesca M. DeMartino
Senior Director, Investor Relations
OMRIX Biopharmaceuticals, Inc.
(212) 887-6510; francesca.demartino@omrix.com

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